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                                                                    EXHIBIT 99


News Release                                                           PNCBANK

CONTACTS:

PNC MEDIA:                                            MBNA MEDIA/INVESTORS:
----------                                            ---------------------
Jonathan Williams                                     Brian Dalphon
(412) 762-4550                                        (800) 362-6255
jonathan.williams@pncbank.com

PNC INVESTORS:
--------------
William H. Callihan
(412) 762-8257
invrela@pncmail.com

                    PNC TO SELL CREDIT CARD BUSINESS TO MBNA

     PITTSBURGH, Dec. 23, 1998--PNC Bank Corp. (NYSE: PNC) and MBNA Corporation (NYSE: KRB) today announced that they have reached a definitive agreement for MBNA to acquire the credit card business of PNC Bank, including PNC National Bank, Wilmington, Del., the specialized credit card issuing bank for PNC.

     PNC will receive a 15 percent premium on outstanding credit card receivables of approximately $2.9 billion and 3.3 million accounts. The sale includes AAA-branded affinity credit card accounts. The transaction is expected to close in the first quarter of 1999, subject to regulatory approvals, and is expected to result in the recognition of a substantial gain for PNC shareholders.

     MBNA has also entered into long-term agreements with both PNC Bank, N.A., and AAA. MBNA will market credit card products to the 3.3 million households served by PNC and the 36 million members of AAA.

     PNC will continue to market an extensive array of other consumer loan and deposit products to AAA members nationwide through PNC Bank, FSB. The AAA Financial Services program has been very successful and continues to expand, including the establishment of 30 PNC Bank, FSB sales offices in AAA club locations nationwide.

     "First and foremost, this transaction reflects our overriding commitment to creating maximum value for our shareholders," Thomas H. O'Brien, chairman and chief executive officer of PNC Bank Corp., said. "The premium we will receive recognizes



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PNC to Sell Credit Card Business to MBNA - Page 2




our success in building an extremely valuable credit card organization in a relatively short period of time. But it is our belief that ongoing investments would be needed to achieve the scale necessary to compete long-term in a rapidly consolidating industry. We feel that our shareholders would be better served if we invest instead in some of our other high-performing businesses, which are better positioned for future growth. We believe our customers will be well served by this transaction because of MBNA's extremely high reputation for customer service."

     "This represented a unique opportunity to acquire a high-quality portfolio," said Charlie Cawley, chief executive officer of MBNA America Bank. "The endorsements by PNC Bank and the AAA present excellent marketing opportunities. Both are high-quality organizations with very loyal customers."

     Ed Feder, chief executive officer of AAA Financial Services Corp., the financial services arm of AAA, said "We are extremely pleased with our partnership with PNC and expect that our AAA credit card holders will be well-served by MBNA, one of the nation's leading credit card issuers. We, PNC Bank and MBNA are excited about the future for the financial services products we provide to our membership. We'll be working with both parties to assure we continue to deliver excellent value and service for 36 million AAA members in the United States."

     MBNA Corporation (NYSE: KRB), a bank holding company and parent of MBNA America Bank, N.A., a national bank, has $56.3 billion in managed loans. MBNA, the largest independent credit card lender in the world, also provides retail deposit, consumer loan, and insurance products.

     PNC Bank Corp., headquartered in Pittsburgh, is one of the largest diversified financial services organizations in the United States. Its major businesses include National Consumer Banking, Regional Community Banking, Private Banking, Secured Lending, Asset Management and Servicing, Corporate Banking and Mortgage Banking.


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     Visit PNC Bank on the World Wide Web at http://www.pncbank.com Our SEC reports, accessible on our website, identify factors that can affect forward-looking statements.